Exhibit 99.1

Press Release

Contacts:	Catherine Mathis, 212-556-1981, E-mail: mathis@nytimes.com
Toby Usnik, 212-556-4425, E-mail: unikt@nytimes.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY ANNOUNCES STAFF REDUCTIONS

NEW YORK, Sept. 20, 2005 – The New York Times Company announced today that it plans to undertake staff reductions that will affect approximately 500 employees, about four percent of its total workforce.  It plans to begin the staff reductions in October and implement them over the course of the next six to nine months.

The Company expects that about 250 positions at The New York Times Media Group will be affected, including approximately 45 newsroom positions at The Times newspaper.  At The New England Media Group approximately 160 positions, including about 35 newsroom positions at the Boston Globe, will be affected.  The Company’s regional newspapers, its broadcast properties and its corporate staff will also be affected.

This represents a continuation of the initiatives the Company began earlier this year to find ways to operate more efficiently.  As a result of these efforts, the Company identified areas where it could function effectively with fewer people.  Earlier this year the Company reduced its staff by approximately 200 positions or about two percent.

The Company plans to manage the staff reductions in such a way that it continues to provide journalism of the highest quality, to function smoothly on a day-to-day basis and to achieve its long-term strategic goals.

Because the details of the staff reductions have not yet been determined, the Company is not able to provide the estimated cost at this time.  It plans to provide an update in the fourth quarter.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 26, 2004.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, eight network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com.  For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2005 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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